Exhibit 99.2

February 2013

To Our Shareholders:

I am excited to write my first letter to you as Electromed, Inc.’s Chief Executive Officer and want to thank our Board of Directors for the confidence they have shown in me to lead this great company. My excitement in being here and my confidence in our success are driven by Electromed’s excellent team of loyal and dedicated employees, our tradition of innovation, and a world-class sales and service offering. During my first 100 days, since joining Electromed in December, I’ve been committed to listening and learning about the business and our market, and working with the management team to deliver a strategic plan to provide direction for our future success.

Our goal is to return the company to profitable growth and enhance long term shareholder value. We are gaining momentum and positioning ourselves for sales growth going into fiscal 2014 as we anticipate positive results from our earlier changes to our sales and marketing direction, and accelerate new growth strategies. Recently, we have:

  Launched a re-branding strategy providing targeted marketing and sales tools, which have already yielded positive referral momentum (this includes our new website that went live Feb. 11)
  Hired a veteran International sales manager focused on broadening our footprint in Latin America and the Middle East
  Fully staffed our U.S. sales regions where we are benefitting from tenured sales representatives, as well as new hires with proven track records
  Realigned our Reimbursement Department, creating a stronger focus on payer contracts and greater efficiencies for our referral-to-approval process, and improved throughput for appeals.

Further, we continue to be aggressive in cost reduction and avoidance throughout the organization, while preserving our long-term growth opportunities.

As disclosed in our earnings release, second-quarter financial results were disappointing. The lower revenue was attributable to a decline in homecare reimbursement, caused by increased downward pressure on pricing from third-party payers and a longer approval process compared to 2011. We did see higher international and government/institutional sales year over year for our second fiscal quarter, at 8.3 and 6.7 percent, respectively – which partially offset our homecare revenue decline. Despite disappointing sales and net income, I believe it is important to highlight the strength of our balance sheet, which is strong enough to support us while we work through these difficult quarters. We are managing cash conservatively, paying down our debt and maintaining better-than-industry standards on our debt to equity ratios.

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Electromed has a proud history of serving patients with impaired lung function and we understand what it takes to become a market-leading company — exceptional people and exceptional products and services. We believe we have an opportunity to become the leading high-frequency chest wall oscillation (HFCWO) provider.

To do this we are committed to preserve and build on these core strengths:

•	Unequaled patient advocacy;
•	Listening to the customer’s voice and leading the design, development and manufacturing of innovative devices and services for airway clearance;
•	Dedicated and highly skilled employees; and
•	Doing what is right, always.

I am confident we have the framework for growth, and plan to accelerate our strategies through the remainder of fiscal 2013. The multi-pronged focus will be to increase revenue, advance our technology and aggressively manage our cost structure, while enhancing productivity by implementing efficiencies throughout the organization.

I want to thank you for the opportunity to serve you as Electromed’s CEO and look forward to updating you each quarter as we make progress toward our goals. Finally, I want to thank our employees for their support; they are a great group of people and I continue to be inspired by their skills and dedication.

Sincerely,

Kathleen Skarvan,

Chief Executive Officer

Cautionary Statements

Certain statements found in this letter may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this letter include the Company’s plans and expectations regarding sales growth and profitability, financial and operational performance, cost reductions, the adequacy of existing cash resources, and the Company’s focus for future periods. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.

Electromed, Inc. 500 Sixth Ave. N.W. New Prague, MN 56071 Phone: 952-758-9299 Fax: 952-758-1941 www.electromed.com |www.smartvest.com